SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

S1 Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

S1 CORPORATION

3500 Lenox Road, NE, Suite 200
Atlanta, Georgia 30326

April 23, 2002

Dear Shareholder:

      You are cordially invited to attend the annual meeting of shareholders of S1 Corporation to be held on Thursday, May 23, 2002, at 8:30 a.m., local time, at the JW Marriott Hotel, 3300 Lenox Road, NE, Atlanta, Georgia 30326.

      At the annual meeting, our shareholders will be asked to elect one director for a three-year term.

      Our board of directors unanimously recommends that you vote FOR election of the Board’s nominee. We encourage you to read the accompanying proxy statement, which provides information about our company and the matter to be voted on at the annual meeting.

      It is important that your shares be represented at the annual meeting. Whether or not you plan to attend the annual meeting, please vote your shares of common stock, Series D preferred stock or Series E preferred stock via a toll-free telephone number or the Internet or by completing, dating, signing and returning the enclosed proxy card in the enclosed postage paid envelope. If you prefer, you are welcome to attend the meeting and vote in person.

Sincerely,

JAMES S. MAHAN, III
Chairman of the Board

S1 CORPORATION

3500 Lenox Road, NE, Suite 200
Atlanta, Georgia 30326
(404) 923-3500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be Held on May 23, 2002

Dear Shareholder:

      NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of S1 Corporation will be held on Thursday, May 23, 2002, at 8:30 a.m., local time, at the JW Marriott Hotel, 3300 Lenox Road, NE, Atlanta, Georgia 30326, for the following purposes:

1. Election of Director. To elect one director for a three-year term expiring in 2005 (Proposal 1); and

2. Other Business. To transact any other business that properly comes before the annual meeting or any adjournments of the meeting.

      If you held shares of our common stock, Series D preferred stock or Series E preferred stock at the close of business on April 19, 2002, you are entitled to notice of and to vote at the annual meeting or any adjournments of the meeting.

By order of the Board of Directors

JAMES S. MAHAN, III
Chairman of the Board

Atlanta, Georgia

April 23, 2002

IT IS IMPORTANT THAT YOU VOTE PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE YOUR SHARES USING THE TOLL-FREE TELEPHONE NUMBER LISTED ON THE PROXY CARD OR THE INTERNET OR BY MAIL.

S1 CORPORATION

3500 Lenox Road, NE, Suite 200
Atlanta, Georgia 30326
(404) 923-3500

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
To be Held on May 23, 2002

Solicitation, Voting and Revocability of Proxies

      This proxy statement is being sent to holders of the common stock, Series D preferred stock and Series E preferred stock of S1 Corporation, a Delaware corporation, as part of the solicitation of proxies by our board of directors for use at our annual meeting of shareholders to be held on Thursday, May 23, 2002, at 8:30 a.m., local time, at the JW Marriott Hotel, 3300 Lenox Road, NE, Atlanta, Georgia 30326, and at any adjournments of the meeting. In this proxy statement, we sometimes refer to our company as S1, the name by which we are commonly known. This proxy statement, together with the enclosed proxy card, is being mailed to shareholders on or about April 23, 2002.

      The annual meeting has been called to elect one director for a three-year term and to transact any other business that properly comes before the annual meeting or any adjournments of the meeting.

      If you vote by the proxy we are soliciting in time to be voted at the annual meeting, your shares will be voted in accordance with the instructions provided by the proxy card. Executed but unmarked proxies will be voted FOR the election of the board’s nominee as a director. Our board of directors does not know of any other matters that are to come before the annual meeting other than procedural matters related to the conduct of the annual meeting. If any other matters properly come before the annual meeting, the persons named in the proxy card will vote the shares represented by your proxy on those other matters as determined by our board of directors. The proxies solicited by this proxy statement confer discretionary authority to vote on any matter of which S1 did not have notice at least 30 days prior to the date of the annual meeting.

      Your presence at the annual meeting will not automatically revoke your proxy. You may, however, revoke a proxy at any time before it is voted by delivering either a written notice of revocation for a proxy card that you previously submitted or a properly executed proxy card bearing a later date to Matthew Hale, Chief Financial Officer, S1 Corporation, 3500 Lenox Road, Suite 200, Atlanta, Georgia 30326, by re-voting by telephone or on the Internet, or by attending the annual meeting and voting in person.

      We will pay the cost of soliciting proxies for the annual meeting. In addition to using the mail, our directors, officers and employees may solicit proxies personally, by telephone or by fax. We will not pay additional compensation to our directors, officers or employees for these activities. We also will request persons, firms and companies holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from the beneficial owners of those shares and will reimburse these holders for the reasonable expenses they incur for these efforts.

      The board of directors has appointed an inspector of election to tabulate shareholder votes at the annual meeting. Abstentions and broker non-votes will be treated as shares that are present, or represented, and entitled to vote for purposes of determining the presence of a quorum at the annual meeting. Broker non-votes will not be counted as a vote cast or entitled to vote on any matter presented at the annual meeting. Abstentions will not be counted in determining the number of votes cast on any matter presented at the annual meeting.

Who Can Vote

      Only shares of our common stock, our Series D preferred stock and our Series E preferred stock held as of the close of business on April 19, 2002 can be voted at the annual meeting. The common stock, the Series D preferred stock and the Series E preferred stock will vote together on any matters that properly come before the annual meeting. Each share of common stock that you owned at that time entitles you to one vote on all matters that properly come before the annual meeting. Shares of Series D preferred stock that you own entitle you to the number of votes equal to the whole number of shares of common stock into which all of your shares of Series D preferred stock are convertible on all matters that properly come before the annual meeting. The Series D preferred stock is convertible into common stock on the basis of 29.283 shares of common stock for each share of Series D preferred stock. There is no cumulative voting of shares. Shares of Series E preferred stock that you own entitle you to the number of votes equal to the whole number of shares of common stock into which all of your shares of Series E preferred stock are convertible on all matters that properly come before the annual meeting. The Series E preferred stock is convertible into common stock on the basis of one share of common stock for each share of Series E preferred stock. There is no cumulative voting of shares. The board of directors has fixed the close of business on April 19, 2002 as the record date for the determination of our shareholders who are entitled to notice of and to vote at the annual meeting. On April 19, 2002, there were 648 holders of record of the 64,536,486 shares of common stock, three holders of record of the 212,500 shares of Series D preferred stock and 32 holders of record of the 649,150 shares of Series E preferred stock, which were then outstanding and eligible to be voted at the annual meeting. Based on the conversion factor of 29.283, the holders of the Series D preferred stock are entitled to a total of 6,222,637 votes at the annual meeting. Based on the conversion factor of one, the holders of the Series E preferred stock are entitled to a total of 649,150 votes at the annual meeting.

Voting by Proxy Holders

      If your voting stock is held by a broker, bank or other nominee (i.e., in “street name”), you will receive instructions from that person or entity that you must follow in order to have your shares of common stock voted. If you hold your voting stock in your own name and not through your broker or another nominee, you may vote your shares of stock in one of three ways:

•	by using the toll-free telephone number listed on the proxy card,

•	by using the Internet website listed on the proxy card, or

•	by signing, dating and mailing the proxy card in the enclosed postage-paid envelope.

Whichever of these methods you select to transmit your instructions, the proxy holders will vote your shares in accordance with those instructions. If you give a proxy without specific voting instructions, your proxy will be voted by the proxy holders as recommended by the board of directors.

      Vote by Telephone. If you hold your voting stock in your own name and not through your broker or another nominee, you can vote your shares of stock by telephone by dialing the toll-free telephone number printed on your proxy card. Telephone voting is available 24 hours a day until 3:00 p.m. (E.D.T.) on May 22, 2002. Easy-to-follow voice prompts allow you to vote your shares of stock and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate shareholders by using individual control numbers. If you vote by telephone, you do not need to return your proxy card.

      Vote by Internet. If you hold your voting stock in your own name and not through your broker or another nominee, you can choose to vote via the Internet. The website for Internet voting is printed on your proxy. Internet voting is available 24 hours a day until 3:00 p.m. (E.D.T.) on May 22, 2002. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. If you vote via the Internet, you do not need to return your proxy card.

      Vote by Mail. You can vote by mail by completing, dating, signing and returning the enclosed proxy card in the enclosed postage paid envelope.

      For Proposal 1, the holders of one-third of the 71,408,273 shares, the sum of the shares of common stock that were issued and outstanding on April 19, 2002 and the shares of common stock into which the Series D preferred stock and Series E preferred stock are convertible, who are entitled to vote at the meeting and who are present in person or represented by proxy will constitute a quorum at the annual meeting. If there is a quorum, a plurality of the votes cast is required to elect our director nominee.

      The consolidated financial statements for S1 Corporation are attached as an appendix to this Proxy Statement and are included in the Annual Report on Form 10-K filed with the Securities and Exchange Commission. Additionally, a copy of the summary annual report to shareholders for the fiscal year ended December 31, 2001 accompanies this proxy statement. We are required to file an Annual Report on Form 10-K for our 2001 fiscal year with the Securities and Exchange Commission. Shareholders may obtain, free of charge, a copy of the Form 10-K by writing to Nancy O’Donnell, Vice President, Investor Relations, S1 Corporation, 3500 Lenox Road, NE, Suite 200, Atlanta, Georgia 30326.

ELECTION OF DIRECTOR

(Proposal 1)

      At the annual meeting, one director will be elected to serve for a three-year term. Unless otherwise specified on a proxy card, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy FOR the election as a director of the person named below as the nominee. The board of directors believes that the nominee will stand for election and will serve if elected as director. If, however, a nominee fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person as the board of directors may recommend. If there is a quorum at the annual meeting, the director nominee will be elected by a plurality of the votes cast and entitled to vote at the meeting. There are no cumulative voting rights in the election of directors.

      Our amended and restated certificate of incorporation provides for the board of directors to be divided into three classes. The terms of office of only one class of directors expires in each year, and directors are elected for terms of three years and until their successors are elected and qualified. Our amended and restated bylaws provide that there are to be between four and fifteen directors, with the number of directors determined by resolution of the board of directors. Pursuant to a resolution of the board, the number of directors on our board currently is six. Following the retirement of Jackson L. Wilson, Jr. from our board as of the annual meeting, the number of directors on our board will be reduced to five.

Information as to the Nominee, Other Directors and Executive Officers

      The following table presents information about our current directors and executive officers, including their ages as of December 31, 2001, the periods during which they have served as a director of S1 and its predecessor public company, Security First Network Bank, and positions currently held with S1.

	Age at
	December 31,	Director	Expiration
Name	2001	since	of term	Positions held with S1

Director Nominee:
David C. Hodgson	45	1999	2002	Director
Continuing Directors and
Executive Officers:
Jaime W. Ellertson	44	2000	2004	Chief Executive Officer and Director
James S. Mahan, III	50	1995	2004	Chairman of the Board and Director
M. Douglas Ivester	54	2001	2004	Director
Howard J. Runnion, Jr.	71	1995	2003	Director
Peter Dunning	49	—	—	Executive Vice President and General Manager of Americas
Matthew Hale	48	—	—	Senior Vice President and Chief Financial Officer

      Provided below is a brief description of the principal occupation for the past five years of each of our continuing directors and executive officers.

      Jaime W. Ellertson has served as Chief Executive Officer since November 2000 and as a director since January 2001. Prior to joining S1, Mr. Ellertson served as Executive Vice President and General Manager of worldwide strategic operations for BroadVision, Inc., a provider of self-service applications, from April 2000 until November 2000. From January 1997 until April 2000, Mr. Ellertson held the executive positions of Chairman of the Board and Chief Executive Officer of Interleaf, Inc., a provider of software tools for e-content management. Before his service at Interleaf, Mr. Ellertson served as founder and Chief Executive Officer of Purview Technologies, Inc., an Internet software company specializing in network monitoring and management technology from July 1996 until January 1997. Mr. Ellertson is a director of Trigo Technologies, Inc. and Apropos Technology, Inc.

      James S. Mahan, III has served as Chairman of the Board since November 2000 and as a director since 1995. He served as Chief Executive Officer from 1995 until Mr. Ellertson assumed that position in November 2000. He served as President from June 1998 until Mr. Jeffrey Lunsford assumed the position of Acting President in August 2000. He also served as the Chairman of the Board from February 1999 until November 1999. Mr. Mahan was the Chairman of the Board and Chief Executive Officer of Cardinal Bancshares, Inc., as well as some of its subsidiaries, from November 1987 until September 1996. Mr. Mahan is a director of Yodlee, Inc., NetAssets, Inc., Hotel Tools, Inc., and Thinkologies, Inc.

      David C. Hodgson has served as a director since November 1999. Mr. Hodgson is a managing member of General Atlantic Partners, LLC (“GAP LLC”), a private equity investment firm that invests in Internet and information technology investments on a global basis. Mr. Hodgson has been with GAP LLC or its predecessor since 1982. Mr. Hodgson is also a director of ScreamingMedia, Inc., a developer of proprietary technologies for the aggregation and distribution of digital content over the Internet; Atlantic Data Services, Inc., a provider of professional computer services for the banking industry; ProBusiness Services, Inc., an employee administrative services company; and a number of private information technology companies.

      M. Douglas Ivester has served as a director since 2001. Mr. Ivester was Chairman of the Board and Chief Executive Officer of The Coca-Cola Company from 1997 until 2001. He spent more than 20 years with The Coca-Cola Company and held such positions as Chief Financial Officer, President and Chief Operating Officer where he was responsible for running the company’s global enterprise. Mr. Ivester also serves as a director of SunTrust Banks, Inc. and Georgia-Pacific Corporation.

      Howard J. Runnion, Jr. has served as a director since 1995. Since 1998, Mr. Runnion has been retired. He previously worked as a banker and insurance broker. He was a director of Cardinal Bancshares, Inc. and some of its subsidiaries until September 1996. Mr. Runnion was Vice Chairman of the Board and Chief Financial Officer of Wachovia Corporation from December 1985 to June 1990.

      Peter Dunning has served as Executive Vice President and General Manager of Americas since January 2002. In this position, Mr. Dunning oversees the day-to-day operations of S1 in North and South America. From 2001 to January 2002 Mr. Dunning served as President, Chief Executive Officer and Chairman of the Board of Omnexus, a global eMarketplace focused on delivering products and related services to the plastics industry. From 1998 to 2000, he was Senior Vice President at Oracle Corporation, an enterprise software company. Prior to his position at Oracle, Mr. Dunning was Executive Vice President for SAP America, a software company, from 1991 to 1998. Mr. Dunning serves as a director of Abaco Mobile.

      Matthew Hale has served as Senior Vice President and Chief Financial Officer since January 2002. From October 2001 to January 2002, Mr. Hale served as Senior Vice President Finance for S1 and from March 2001 to October 2001, he served as Vice President Finance and Global Controller. Prior to joining S1, Mr. Hale served as Chief Financial Officer of Q-Up Systems, Inc. from January 2000 to March 2001, which is now a subsidiary of S1. From 1995 to 2000, Mr. Hale held the position of Chief Financial Officer at CCI-Triad, a provider of information systems and services. In addition, Mr. Hale managed financial operations for a publicly held data storage solutions provider and a privately held computer manufacturer.

Prior to that Mr. Hale also spent approximately nine years in various senior financial roles at Ernst & Young LLP (formerly Ernst and Whinney).

      Our board of directors unanimously recommends that you vote FOR the election of its director nominee.

Board Committees; Nominations by Shareholders

      The board of directors acts as the nominating committee for selecting nominees for election as directors. Our amended and restated bylaws also permit shareholders eligible to vote at the annual meeting to make nominations for directors, but only if their nominations are made by timely notice in writing to the Secretary of S1. To be timely, a shareholder’s notice must have been delivered to, or mailed and received at, our principal executive offices no later than April 23, 2002.

      The board of directors has appointed a standing audit committee. The Chairman of the audit committee is Mr. Hodgson and the other members currently are Messrs. Runnion and Ivester. The audit committee reviews the scope of the independent annual audit, the independent accountants’ letter to management concerning the effectiveness of our internal financial and accounting controls and any response by management to that letter. In addition, the audit committee reviews internal audit plans and meets with our internal auditor to discuss financial and accounting controls. The audit committee met seven times in 2001.

      The board of directors has appointed a compensation committee that reviews executive compensation on an annual basis. The compensation committee makes recommendations to our board of directors regarding compensation. The compensation committee now generally makes stock option awards to employees. The Chairman of the compensation committee is Mr. Hodgson and the other members currently are Messrs. Runnion and Ivester. The compensation committee met one time in 2001.

      During 2001, our board of directors met seven times. Each incumbent director attended at least 75% of the aggregate of (1) the total number of meetings of the board of directors held during the period that the director served and (2) the total number of meetings held by all committees of the board on which the director served during the period that he served.

STOCK OWNED BY MANAGEMENT

      The following table presents information known to us regarding the beneficial ownership of our common stock as of April 19, 2002 by each of our named executive officers and directors and by all of our directors and executive officers as a group. At April 19, 2002, there were 64,536,486 shares of our common stock issued and outstanding. All information as to beneficial ownership has been provided to us by the directors and executive officers, and unless otherwise indicated, each of the directors and executive officers has sole voting and investment power over all of the shares that they beneficially own.

	Number of Shares		Percent of
	and Nature of		Common Stock
Name and position(s) with S1	Beneficial Ownership(a)		Outstanding

Jaime W. Ellertson	418,825	(b)	*
Chief Executive Officer and Director
James S. Mahan, III	1,304,558	(c)	1.99%
Chairman of the Board
Peter Dunning	620		*
Executive Vice President and General Manager of Americas
Matthew Hale	109,993	(d)	*
Senior Vice President and Chief Financial Officer
David C. Hodgson	2,815,740	(e)	4.36%
Director
M. Douglas Ivester	200,000		*
Director

	Number of Shares		Percent of
	and Nature of		Common Stock
Name and position(s) with S1	Beneficial Ownership(a)		Outstanding

Howard J. Runnion, Jr.	240,848	(f)	*
Director
Jackson L. Wilson, Jr.	20,000	(g)	*
Director
Jeffrey M. Lunsford	128,328	(h)	*
Senior Vice President, Corporate Development
Daniel H. Drechsel	322,993	(i)	*
Former President and General Manager of EMEA
Robert F. Stockwell	286,916	(j)	*
Former Chief Financial Officer
All directors and executive officers as a group (11 persons)	5,848,821		8.75%

*	Less than one percent.

(a)	In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of common stock if that person has or shares voting power or investment power over the security, or has the right to acquire beneficial ownership at any time within 60 days from April 19, 2002. For this table, voting power includes the power to vote or direct the voting of shares and investment power includes the power to dispose or direct the disposition of shares.

(b)	The share ownership of Mr. Ellertson includes 43,825 shares of common stock held directly by Mr. Ellertson and 375,000 of common stock that would be issued upon the exercise of options exercisable within 60 days of April 19, 2002.

(c)	The share ownership of Mr. Mahan includes 1,152,600 shares of common stock that would be issued upon the exercise of options exercisable within 60 days of April 19, 2002, 3,203 shares that are held directly by Mr. Mahan, 13,207 shares held in S1’s 401(k) plan and 135,548 shares held by his wife.

(d)	The share ownership of Mr. Hale includes 104,896 shares of common stock that would be issued upon the exercise of options exercisable within 60 days of April 19, 2002, 2,310 shares that are held directly by Mr. Hale and 2,787 shares held in S1’s 401(k) plan.

(e)	The share ownership for Mr. Hodgson includes 20,000 shares of common stock that would be issued upon the exercise of options exercisable within 60 days of April 19, 2002, 2,401,353 shares held by General Atlantic Partners 20, L.P. (“GAP 20”), 53,052 shares held by General Atlantic Partners 52, L.P. (“GAP 52”) and 341,335 shares held by GAP Coinvestment Partners, L.P. (“GAPCO”). Mr. Hodgson is a managing member of GAP LLC and a general partner of GAPCO. GAP LLC is the general partner of GAP 20 and GAP 52. The managing members of GAP LLC are also the general partners of GAPCO. Mr. Hodgson disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in the shares.

(f)	The share ownership of Mr. Runnion includes 20,000 shares of common stock that would be issued upon the exercise of options exercisable within 60 days of April 19, 2002 and 220,848 shares owned directly by Mr. Runnion.

(g)	The share ownership of Mr. Wilson includes 20,000 shares of common stock that would be issued upon the exercise of options exercisable within 60 days of April 19, 2002.

(h)	The share ownership of Mr. Lunsford includes 701 shares held directly by Mr. Lunsford, 4,201 shares held in S1’s 401(k) plan and 123,426 shares of common stock that would be issued upon the exercise of options exercisable within 60 days of April 19, 2002.

(i)	The share ownership of Mr. Drechsel includes 4,044 shares held directly by Mr. Drechsel, 1,449 shares held in S1’s 401(k) plan, 307,500 shares of common stock that would be issued upon the exercise of options exercisable within 60 days of April 19, 2002 and 10,000 shares owned by his wife, as to which he disclaims beneficial ownership. Mr. Drechsel resigned from S1 effective March 31, 2002.

(j)	The share ownership of Mr. Stockwell includes 157,500 shares of common stock that would be issued upon the exercise of options exercisable within 60 days of April 19, 2002, 128,416 shares held jointly with his wife, and 1,000 shares held in an IRA. Mr. Stockwell resigned from S1 in November 2001.

PRINCIPAL SHAREHOLDERS

      The following table presents information known to us regarding the beneficial ownership of our common stock, our Series D preferred stock and our Series E preferred stock as of April 19, 2002 by each person believed by management to be the beneficial owner of more than 5% of the outstanding common stock, the Series D preferred stock and the Series E preferred stock.

	Number of Common	Percent of
	Shares and Nature of	Common Stock
Name and Address of Beneficial Owner	Beneficial Ownership(a)	Outstanding

Massachusetts Financial Services Company (“MFS”)	6,710,930 (b)	10.40%
500 Boylston Street
Boston, MA 02116
GeoCapital, LLC	4,607,938 (c)	7.14%
825 Third Avenue, 32nd Floor
New York, NY 10022

		Percent of
	Number of	Series D
	Series D Shares	Preferred
	and Nature of	Stock
	Beneficial Ownership(a)	Outstanding

State Farm Mutual Automobile Insurance Company	100,000	47.06%
1 State Farm Plaza
Bloomington, IL 61710
ZG Investments, Inc.	75,000	35.29%
The Zurich Centre
90 Pitt’s Bay Road
Pembroke HM 08
Bermuda
Allianz Capital Partners GmbH	37,500	17.65%
c/o Allianz AG
Theresienstrasse 1-7
D-80333 Munich

		Percent of
	Number of	Series E
	Series E Shares	Preferred
	and Nature of	Stock
	Beneficial Ownership(a)	Outstanding

Thomas Shen	244,980	37.74%
9664 Adnora Avenue
Chatsworth, CA 91311
Culolias Living Trust	122,490	18.87%
9721 Trigger Place
Chatsworth, CA 91311
Joanna Shen	122,490	18.87%
9664 Adnora Avenue
Chatsworth, CA 91311
Roger and Mary Hotte	119,222	18.37%
6 Sackett Drive
Larchmont, NY 10538

(a)	In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of common stock if that person has or shares voting power or investment power over the security, or has the right to acquire beneficial ownership at any time within 60 days from April 19, 2002. For this table, voting power includes the power to vote or direct the voting of shares and investment power includes the power to dispose or direct the disposition of shares.

(b)	MFS filed an amended Schedule 13G dated February 12, 2002 with the Securities and Exchange Commission reporting sole voting power over 6,064,488 shares and sole dispositive power over 6,710,930 shares. The amended Schedule 13G states that some of the shares are also owned beneficially by other entities as well as MFS.

(c)	GeoCapital, LLC filed a Schedule 13G dated February 12, 2002 with the Securities and Exchange Commission reporting sole dispositive power over 4,607,938 shares.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive and Director Compensation

      The following table shows the cash compensation paid by S1 for the last three fiscal years, as well as compensation paid or accrued for those years, to our current Chief Executive Officer and the next four highly compensated executive officers serving at December 31, 2001, whose total annual salary and bonus for the fiscal year ended December 31, 2001 exceeded $100,000, and one former executive officer who was not serving as an executive officer at the end of the fiscal year. We refer to these six officers as our named executive officers. No stock appreciation rights have been granted by S1 or its public company predecessor, Security First Network Bank.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation

					Awards
				Other
				Annual	Securities	All Other
				Compensation	Underlying Options	Compensation
Name and Principal Position	Year	Salary($)	Bonus($)	($)	(#)(a)	($)(b)

Jaime W. Ellertson (c)	2001	600,000	382,000	—	200,000	49,610
Chief Executive Officer and	2000	59,230	—	—	1,300,000	560
Director
James S. Mahan, III	2001	451,250	282,000	—	—	16,887
Chairman of the Board(d)	2000	406,090	—	—	500,000	9,531
	1999	200,000	—	—	1,400,000	9,249
Daniel H. Drechsel(e)	2001	280,920	—	139,368	—	19,686
President and General	2000	266,325	—	19,324	—	9,964
Manager of EMEA	1999	182,500	—	—	200,000	11,678
Matthew Hale(f)	2001	185,417	135,000	—	157,000	46,993
Senior Vice President and
Chief Financial Officer

		Annual Compensation			Long-Term Compensation

					Awards
				Other
				Annual	Securities	All Other
				Compensation	Underlying Options	Compensation
Name and Principal Position	Year	Salary($)	Bonus($)	($)	(#)(a)	($)(b)

Jeffrey M. Lunsford	2001	247,500	175,000	—	—	18,981
Senior Vice President,	2000	198,862	73,125	—	200,000	11,723
Corporate Development(g)	1999	144,750	41,704	—	267,902	8,860
Robert F. Stockwell(h)	2001	175,388	—	—	—	239,885
Former Chief Financial	2000	185,925	24,050	—	75,000	12,732
Officer	1999	150,000	—	—	120,000	10,266

(a)	Reflects the May 1999 two-for-one split of our common stock.

(b)	All other compensation includes matching contributions to S1’s 401(k) plan and insurance premiums. 401(k) contributions for 2001, 2000 and 1999 were $3,000, $3,000 and $2,667 for Mr. Mahan; $5,293, $3,471 and $5,143 for Mr. Drechsel; $5,400, $5,400 and $6,738 for Mr. Lunsford; and $6,800, $6,800 and $4,500 for Mr. Stockwell. 401(k) contributions for 2001 were $6,800 for Mr. Hale. The insurance premium for 2001 and 2000 for Mr. Ellertson was $13,887 and $560. Insurance premiums for 2001, 2000, and 1999 were $13,887, $6,531 and $6,582 for Mr. Mahan; $14,393, $6,493 and $6,535 for Mr. Drechsel; $13,581, $6,323 and $2,122 for Mr. Lunsford; and $12,692, $5,932 and $5,766 for Mr. Stockwell. The insurance premium for 2001 for Mr. Hale was $13,527.

(c)	Mr. Ellertson joined S1 on November 27, 2000. S1 paid $35,723 in relocation expenses on behalf of Mr. Ellertson during 2001.

(d)	Mr. Mahan served as Chief Executive Officer until Mr. Ellertson assumed that position on November 27, 2000, when Mr. Mahan assumed the position of Chairman of the Board. He served as President until Mr. Lunsford assumed the position of Acting President on August 2, 2000.

(e)	Mr. Drechsel resigned from S1 effective March 31, 2002. Mr. Drechsel received certain benefits resulting from his overseas assignment in the United Kingdom. Payments in 2001 under this agreement included $66,250 for cost of living adjustment, $48,000 housing allowance, $9,404 automobile allowance and $15,714 educational allowance.

(f)	Mr. Hale was appointed Senior Vice President Finance in October 2001 and Chief Financial Officer in February 2002. S1 paid $26,666 in relocation expenses on behalf of Mr. Hale during 2001.

(g)	Mr. Lunsford served as President and General Manager of Americas until January 2002 when he assumed the role of Senior Vice President, Corporate Development.

(h)	Mr. Stockwell resigned from S1 in November 2001. In connection with the termination of his employment agreement, he received a payment of $202,292 and $18,101 for earned but unused vacation.

      Our directors do not receive any fees or other compensation for their service as directors. Directors, however, are reimbursed for travel and other expenses incurred in connection with attending meetings of our board of directors. Mr. Invester was awarded options to purchase 50,000 shares of S1 common stock in connection with his appointment as a director in August 2001 under our 1998 Directors’ Stock Option Plan.

Option Grants

      The following table contains information concerning the grant of stock options to the named executive officers during fiscal year 2001.

Option Grants in Last Fiscal Year

Individual Grants

	Number	% of	Weighted-			Potential Realizable Value at
	of Securities	Total Options	Average			Assumed Annual Rates of Stock
	Underlying	Granted to	Exercise			Price Appreciation for Option Term
	Options	Employees	or Base Price	Expiration
Name	Granted(#)	in Fiscal Year (%)	($/share)	Date		5%	10%

Jaime W. Ellertson	200,000	4.1%	$8.45	5/8/2011	(a)	$1,062,832	$2,693,425
James S. Mahan, III(b)	—	—	—	—		—	—
Daniel H. Drechsel	—	—	—	—		—	—
Matthew Hale	157,000	3.2%	$5.68		(c)	$562,908	$1,424,999
Jeffrey M. Lunsford(d)	—	—	—	—		—	—
Robert F. Stockwell	—	—	—	—		—	—

(a)	Mr. Ellertson’s grant vests annually in four equal installments beginning on May 8, 2002.

(b)	In connection with our option exchange program, Mr. Mahan surrendered 1,000,000 options on July 6, 2001. In exchange, he was granted 750,000 options on January 8, 2002.

(c)	Mr. Hale received two grants of which 132,000 options and 25,000 options vest annually in four equal installments beginning on April 9, 2002 and September 5, 2002, respectively. The exercise price of those grants is $4.68 and $10.99, respectively. The options expire ten years from the grant date.

(d)	In connection with our option exchange program, Mr. Lunsford surrendered 200,000 options on July 6, 2001. In exchange, he was granted 150,000 options on January 8, 2002.

2001 Option Exercises and Values

      The following table provides information on exercises of stock options during fiscal year 2001 by the named executive officers and the value of unexercised options at the end of the year.

Aggregated Option Exercises in 2001 and Fiscal Year-End Option Values

			Number of Securities	Value of Unexercised
			Underlying Unexercised	in the Money Options
	Shares		Options at FY-end(#)	at FY-end($)(b)
	Acquired on	Value
Name	Exercise(#)	Realized($)(a)	Exercisable/Unexercisable	Exercisable/Unexercisable

Jaime W. Ellertson	—	—	325,000/1,175,000	3,135,925/10,953,775
James S. Mahan, III	202,300	2,309,665	1,281,100/675,000	17,865,667/3,324,000
Daniel H. Drechsel	40,000	382,500	227,500/200,000	1,784,138/875,438
Matthew Hale	—	—	50,930/252,580	107,092/1,704,415
Jeffrey M. Lunsford	15,000	204,100	138,950/198,952	1,346,224/1,263,525
Robert F. Stockwell	67,000	594,868	244,340/-0-	1,847,654/-0-

(a)	Based on the market value of our common stock at date of exercise, less the exercise price.

(b)	Based on the closing price per share of our common stock on December 31, 2001 of $16.18 on the Nasdaq National Market, less the exercise price, of all unexercised stock options having an adjusted exercise price less than that market value.

Employment Agreements

      S1 entered into an employment agreement and a confidentiality, non-disclosure and non-competition agreement with five of our executive officers listed below (collectively referred to as “the executives”). Many unvested stock options held by the executives vest upon a change in control, as defined. This table summarizes the compensation to be paid pursuant to the terms of these agreements.

Executive	Date of Agreement	2002 Base Salary	2002 Target Bonus

Mr. Ellertson(1)	11/24/2000	$600,000	$360,000
Mr. Mahan	4/30/2001	$450,000	$210,000
Mr. Dunning	4/4/2002	$360,000	$250,000	(2)
Mr. Hale	10/5/2001	$225,000	$150,000
Mr. Lunsford	4/27/2001	$247,500	$152,500

(1)	Mr. Ellertson’s employment agreement was amended April 27, 2001.

(2)	Mr. Dunning will receive a non-recoverable draw of $50,000 against his 2002 bonus which is paid in twelve equal installments during his first year of employment with S1.

      Mr. Ellertson serves as Chief Executive Officer of S1, Mr. Mahan serves as our Chairman of the Board, Mr. Dunning serves as Executive Vice President and General Manager of Americas, Mr. Hale serves as S1’s Chief Financial Officer and Mr. Lunsford serves as S1’s Senior Vice President, Corporate Development. Each executive’s base salary must be reviewed no less frequently than annually and may be increased at the discretion of S1. Executives will receive annual bonuses, payable no later than the end of the first fiscal quarter following the end of each fiscal year of S1 starting with 2001 based on the attainment of specific S1 performance targets as may be agreed upon by each of them and S1. The annual bonuses will be designed so that upon meeting specified minimum thresholds the executives will be entitled to receive reduced bonus amounts if the agreed-upon targets are partially attained. Executives will be eligible to participate in any retirement, deferred compensation, fringe benefit or welfare benefit plan of S1, including any plan providing for employee stock purchases, pension or retirement income, retirement savings, employee stock ownership, deferred compensation or medical, prescription, dental, disability, employee life, group life, accidental death or travel accident insurance benefits that S1 may adopt for the benefit of executive employees. S1 agreed to pay or reimburse Mr. Ellertson and Mr. Hale for relocation expenses (including temporary living expenses for up to five months) that they paid or incurred in moving to Atlanta, plus a “tax gross-up” amount with respect to taxes imposed on such payment or reimbursement, including taxes imposed on the gross-up amount. S1 has agreed to pay or reimburse Messrs. Ellertson and Mahan for dues, including initiation fees, incurred by each them for a country club membership. The employment agreements with the executives provide for an initial term of three years, with successive renewals for one additional year on the first and each subsequent anniversary of the effective date, unless either the executive or S1 gives notice to the other that such party is terminating the term of employment.

      S1 may terminate each executive’s employment at any time during the term of his employment agreement. If S1 terminates the executive other than for “cause” (as defined) or because of his disability or death, the terminated executive would be entitled to (a) his base salary due through the termination date, plus a pro rata portion of the annual bonus that would have been payable for the year in which the termination occurs (based on actual results to date and budgeted results for the remainder of the period), (b) continued salary (at the rate of not less than $600,000 per year for 2002, in the case of Mr. Mahan) and benefits for 24 months, in the case of Messrs. Ellertson and Mahan, or 12 months, in the case of Messrs. Dunning, Hale and Lunsford, after such termination and (c) in the case of Messrs. Ellertson, Mahan, Dunning and Lunsford, an annual bonus during such 24- or 12-month period equal to the average annual bonus paid to him during the preceding 36 months. In addition, under the employment agreements for Messrs. Ellertson, Mahan, Dunning and Lunsford, if any payment or distribution by S1 to an executive or for his benefit (including accelerated vesting of stock options) would constitute an excess parachute payment under the Internal Revenue Code, S1 will make a “gross-up” payment, in an amount, after taxes, sufficient to pay the excise tax that is imposed on excess parachute payments so that, after paying the excise tax, the executive would receive a net after-tax amount that is the same as the amount they would have received if no excise tax had been imposed. However, under each of the employment agreements, no such “gross-up” payment would be made if the net after-tax benefit to the executive would be at least $100,000 more than the maximum after-tax amount the executive could have received without incurring the excise tax (in which case, the payments and distributions to the executive would be capped at such maximum amount) and that the aggregate amount of “gross-up” payments that will be paid by S1 for all employees who have employment agreements, including the executives would not exceed $10,000,000. If the executive terminates his employment for “good reason” (as defined in the agreements), he would be entitled to the same compensation and benefits as if S1 had terminated his employment without cause. If the employment of the executive terminates because of his death or disability, S1 would pay him his base salary due through the date of termination, plus a pro rata portion of his annual bonus, as described above.

      Under the employment agreements, if the employment of the executive is terminated by S1 without “cause” or by him for “good reason” (as defined in the agreements) after a change in control of S1, options held by that person would be 100% vested and exercisable. For Messrs. Ellertson, Mahan, Dunning and Lunsford, upon the occurrence of a change in control of S1 (without regard to whether the employment of the executive is terminated), the vesting schedule under options held by them would be changed so that two-thirds of the shares as to which the options have not vested before the change in control will vest on a monthly basis over the remaining vesting period set out in the option agreements, and the remaining unvested shares would continue to vest on the original schedule.

      Under the confidentiality, non-disclosure and non-competition agreements, the executives agreed that they would not reveal to anyone any of the trade secrets or proprietary or confidential information of S1 or its subsidiaries and that they would not make use of such information otherwise than for the benefit of S1. Each of the executives also agreed that, while employed by S1 and for a period of 24 months after termination of his employment for any reason other than because of non-renewal of his employment agreement by S1, he would not do any of the following: (1) engage in any business activity that competes with S1; (2) solicit, recruit or hire any S1 employee to work for a third party; and (3) solicit or induce any customer of S1 to become a customer of any competing person or entity or to cease doing business with S1.

Compensation Committee Report on Executive Compensation

      Since the fourth quarter of 1998, S1 has had a separate compensation committee of the board. The current Chairman of the compensation committee is Mr. Hodgson and the other members are Messrs. Runnion and Ivester. The compensation committee makes recommendations to the full board of directors, which has ultimate responsibility over compensation matters. Set forth below is a report of the compensation committee addressing S1’s compensation policies for fiscal year 2001 as they affected our executive officers.

      Compensation Policies for Executive Officers. S1’s executive compensation policies are designed to provide competitive levels of compensation, to assist S1 in attracting and retaining qualified executives and to encourage superior performance. In determining levels of executive officers’ overall compensation, the qualifications and experience of the persons concerned, the size of the company and the complexity of its operation, the financial condition, including revenues, the compensation paid to other persons employed by the company and the compensation paid to persons having similar duties and responsibilities in the technology industry were considered. Compensation paid to our executive officers in 2001 consisted of the following components: base salary, bonuses, long-term incentives (awards of stock options) and participation in S1’s other employee benefit plans. While each of these components has a separate purpose and may have a different relative value to the total, a significant portion of the total compensation package for 2001 for the executive officers is highly dependent on the public market value of S1 and total return to shareholders. Our executive officers have significant equity interests in S1’s success by virtue of stock-based compensation.

      Base Salary. Base salary is intended to signal the internal value of the position. In establishing the 2001 salary for each executive officer, the officer’s responsibilities, qualifications and experience were considered.

      Long-Term Incentive Compensation. S1 uses stock options to provide long-term incentive compensation. The compensation committee endorses the position that stock ownership by management is beneficial in aligning management’s and shareholders’ interests in the enhancement of shareholder value. The purpose of stock option awards is to provide an opportunity for the recipients to acquire or increase a proprietary interest in S1, thereby creating a stronger incentive to expend maximum effort for the long-term growth and success of S1 and encouraging recipients to remain in the employ of S1. Officers and other full-time employees of S1 and its subsidiaries are eligible for grants under our 1995 and 1997 stock option plans. Stock options are normally granted each year with the size of the grants generally tied to and weighted approximately equally based on an officer’s responsibility level and performance. During 2001, stock options to purchase 357,000 shares of common stock were granted to our named executive officers.

      Other. In addition to the compensation paid to executive officers described above, executive officers along with and on the same terms as other employees, receive certain benefits such as life and health insurance and participation in S1’s 401(k) Plan and S1’s Employee Stock Purchase Plan.

      CEO Compensation. The compensation for the Chief Executive Officer has been primarily cash compensation in the form of a base salary and bonus and stock-based in the form of options. The Chief Executive Officer’s compensation is based primarily upon the Chief Executive Officer’s experience, responsibilities, demonstrated leadership ability, overall effectiveness and competitive compensation information. Mr. Ellertson was paid $600,000 in base salary for fiscal 2001. Additionally, he was paid $382,000 in fiscal year 2002 as a bonus for 2001 performance in connection with the attainment of certain S1 performance targets that were previously agreed upon by Mr. Ellertson and S1. Mr. Ellertson was awarded options to purchase 200,000 shares of common stock in 2001.

      Internal Revenue Code Section 162(m). In 1993, the Internal Revenue Code of 1986, as amended, was amended to disallow publicly traded companies from receiving a tax deduction on compensation paid to executive officers in excess of $1 million (section 162(m) of the Code), unless, among other things, the compensation meets the requirements for performance-based compensation. S1 did not take this limitation into account prior to fiscal 1999 in structuring most of its equity compensation programs and in determining executive compensation. The compensation committee considered the deductibility limit for compensation when awarding equity-based compensation beginning in fiscal 1999. Our Amended and Restated 1995 Stock Option Plan contains provisions to allow option grants to qualify for an exemption from that limit.

Compensation Committee

David C. Hodgson (Chairman)
Howard J. Runnion, Jr.
M. Douglas Ivester

Performance of Our Common Stock

      The following table sets forth comparative information regarding the cumulative shareholder return on our common stock since December 31, 1997. Share information from December 31, 1997 to September 30, 1998 is based on the common stock of Security First Network Bank, the former parent of Security First Technologies Corporation. From September 30, 1998 to November 10, 1999, our company name was Security First Technologies Corporation. Since November 10, 1999, our name has been S1 Corporation. Total shareholder return is measured by dividing cumulative dividends for the measurement period (assuming dividend reinvestment) plus share price change for the period by the share price at the beginning of the measurement period. Neither S1 nor Security First Network Bank has paid dividends on its common stock from the date of the initial public offering of Security First Network Bank, May 26, 1996, to December 31, 2001. Our cumulative shareholder return over this period is based on an investment of $100 on December 31, 1997 and is compared to the cumulative total return of the Interactive Week Internet Index and the Nasdaq Composite Index.

Comparison of Cumulative Total Return Among

S1, Interactive Week Internet Index and Nasdaq Composite Index
from December 31, 1997 to December 31, 2001

Index	12/31/97	12/31/98	12/31/99	12/29/00	12/31/01

S1 Corporation	100	421	2,155	145	446
Interactive Week Internet Index	100	246	661	322	168
NASDAQ Composite Index	100	140	259	157	124

Compensation Committee Interlocks and Insider Participation

      In fiscal 2001, the following directors served as members of our compensation committee: Messrs. Hodgson, Runnion and Wilson. None of the persons who served on this committee in fiscal 2001 have served as an officer or employee of S1 or any of S1’s subsidiaries. In connection with the full satisfaction of the earn-out payment to the former shareholders of FICS Group, N.V. in November 2000, S1 issued the following number of shares to three entities related to Mr. Hodgson: GAP 20 — 431,820 shares; GAP 52 — 9,540 shares; and GAPCO — 61,380 shares. For a description of the relationship of Mr. Hodgson to these entities, see note (e) to the table captioned “Stock Owned by Management.”

Transactions with Management

      During 2001, S1 used software development consulting services from McCall Consulting Group. The President of McCall Consulting, Joseph S. McCall, was one of our directors until his retirement from our board in May 2001. During 2001, S1 paid McCall Consulting approximately $800,000.

      In connection with the full satisfaction of the earn-out payment to the former shareholders of FICS Group, N.V. in November 2000, S1 issued the following number of shares to three entities related to Mr. Hodgson: GAP 20 — 431,820 shares; GAP 52 — 9,540 shares; and GAPCO — 61,380 shares. For a description of the relationship of Mr. Hodgson to these entities, see note (e) to the table captioned “Stock Owned by Management.”

      In November 1999, S1 entered into a three-year license and reseller agreement with WebTone Technologies, Inc. whereby S1 received a license to use the WebTone software for internal purposes and to resell to its customers. In exchange, WebTone received a license to market and demonstrate the S1 software to its customers. There was no significant activity under this agreement in 2001. S1 performed certain administrative and technical services for WebTone amounting to approximately $271,000 in 2001. James S.

Mahan, III, our Chairman of the Board, was on the board of directors of WebTone until July 2001. As of December 31, 2001, S1 had a receivable from WebTone related to the administrative and technical services of $152,000. Additionally, during 2001, WebTone paid S1 $161,000 for space subleased from S1 and $110,000 to purchase used computer equipment.

      In February 1999, S1 and Accenture LTD (formerly known as Andersen Consulting LLP) entered into a strategic partnership. S1 issued a warrant to purchase 200,000 shares of S1 common stock to Accenture in February 1999. The number of shares represented by the warrant is adjusted to reflect the May 1999 two-for-one split of S1’s common stock. Jackson L. Wilson, Jr., a director of S1, is a member of the Executive Committee of Accenture. In 2001, S1 paid Accenture a total of $6.6 million for work done on contracts where S1 was the primary contractor. At December 31, 2001, S1 had a payable to Accenture of $57,000.

      As of December 31, 2001, S1 owned approximately 32% of Yodlee, Inc.’s outstanding common and preferred shares. The chairman of our board of directors is also a director of Yodlee. S1 has entered into the following agreements with Yodlee: a sales representation agreement, a data center agreement and a facilities sublease. Under the terms of the sales representation agreement, as amended, S1 is a non-exclusive reseller of Yodlee’s aggregation service. In connection with this arrangement, S1 made a nonrefundable prepayment of $10.0 million to Yodlee. The agreement expires in July 2005, or at such earlier time that S1 recoups a total of $10.0 million from S1’s customers and Yodlee for aggregation services, if at all. During 2001, S1 recouped approximately $1.2 million from S1’s customers and Yodlee under this agreement. Under the data center agreement, S1 agreed to provide Yodlee with certain data center services for a fee. During 2001, S1 provided data center services in the amount of $215,000 for Yodlee under this agreement from the commencement date through December 31, 2001. The data center agreement expires in January 2003. At December 31, 2001, S1 had a receivable from Yodlee of $201,500 for services performed under this agreement. Under the facilities sublease, S1 agreed to reimburse Yodlee for certain office space rentals and utilities through December 31, 2001. S1 owed Yodlee $75,000 under this agreement at December 31, 2001.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires our directors and officers, and persons who own more than 10% of our common stock, to file with the Securities and Exchange Commission initial reports of ownership of our equity securities and to file subsequent reports when there are changes in their ownership. Based on a review of reports submitted to us, we believe that during the fiscal years ended December 31, 2000 and 2001, all Section 16(a) filing requirements applicable to our directors, officers and more than 10% owners were complied with on a timely basis other than previously disclosed matters and as described below. Mr. Ivester filed his Form 3 late. Massachusetts Financial Services Company, a greater than 10% shareholder of S1, has not filed a Form 3 to S1’s knowledge or forwarded a copy of such filing to S1.

Audit Committee Report

      The audit committee of S1’s board of directors currently has three members, Messrs. Hodgson (Chairman), Runnion and Ivester. As of the date of this proxy statement, each of the committee members is an “independent director” under the Nasdaq Stock Market rules. The committee’s responsibilities are described in a written charter that was adopted by S1’s board of directors.

      The audit committee has reviewed and discussed S1’s audited financial statements for the fiscal year ended December 31, 2001 with S1’s management. The committee has discussed with PricewaterhouseCoopers LLP, S1’s independent accountants, the matters required to be discussed by Statement on Accounting Standards No. 61, Communication with Audit Committees. The committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with PricewaterhouseCoopers LLP the independence of PricewaterhouseCoopers LLP. Based on the review and discussions described in this paragraph, the committee recommended to the board of directors the inclusion of

S1’s audited financial statements for the year ended December 31, 2001 in S1’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for filing with the Securities and Exchange Commission.

Audit Committee

David C. Hodgson (Chairman)
Howard J. Runnion, Jr.
M. Douglas Ivester

S1’s Independent Accountants

      Our board of directors appointed PricewaterhouseCoopers LLP as S1’s independent accountants for the year ended December 31, 2002.

      Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit Fees

      The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of S1’s annual financial statements for the fiscal year ended December 31, 2001 and the reviews of the financial statements included in S1’s Quarterly Reports on Form 10-Q for that fiscal year were approximately $694,000, of which $516,900 was billed in the fiscal year ended December 31, 2001.

Financial Information Systems Design and Implementation Fees

      The aggregate fees billed by PricewaterhouseCoopers LLP for professional services related to financial systems design and implementation fees for the fiscal year ended December 31, 2001 were approximately $760,500.

All Other Fees

      The aggregate fees billed by PricewaterhouseCoopers LLP for services rendered other than the services described above under “Audit Fees” and “Financial Information Systems Design and Implementation Fees” for the fiscal year ended December 31, 2001 were approximately $480,000.

      The Audit Committee of the Board of Directors has considered whether the provision of the services covered by “Financial Information Systems Design and Implementation Fees” and “All Other Fees” is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

FOR INCLUSION IN PROXY STATEMENT

      Any proposal which an S1 shareholder wishes to have included our proxy statement and form of proxy for our 2003 annual meeting of shareholders under Rule 14a-8 of the Securities and Exchange Commission must be received by our Secretary at 3500 Lenox Road, NE, Suite 200, Atlanta, Georgia 30326 by January 2, 2003. Any other proposal for consideration by shareholders at our 2003 annual meeting of shareholders must be delivered to, or mailed to and received by our Secretary not less than 30 days and not more than 90 days prior to the date of the meeting if we give at least 45 days’ notice or prior public disclosure of the date of the meeting. Nothing in this paragraph shall be deemed to require us to include in our proxy statement and form of proxy for the annual meeting any shareholder proposal which does not meet the requirements of the Securities and Exchange Commission in effect at the time.

OTHER MATTERS

      As of the date of this proxy statement, the board of directors does not know of any other matters to be presented for action by the shareholders at the annual meeting. If any other matters not now known properly come before the meeting, the persons named in the accompanying proxy will vote your proxy in accordance with the determination of a majority of our board of directors.

By order of the Board of Directors

JAMES S. MAHAN, III
Chairman of the Board

Atlanta Georgia

April 23, 2002

REVOCABLE PROXY

S1 CORPORATION

Annual Meeting of Shareholders

This Proxy is solicited on behalf of the Board of Directors

     The undersigned shareholder of S1 Corporation hereby appoints Richard P. Dobb or Matthew Hale, or either of them, with full power of substitution in each, as proxies to cast all votes which the undersigned shareholder is entitled to cast at the annual meeting of shareholders to be held at 8:30 a.m., local time, on Thursday, May 23, 2002, at the JW Marriott Hotel, 3300 Lenox Road, NE, Atlanta, Georgia 30326, and at any adjournments of the meeting, upon the following matters. The undersigned shareholder hereby revokes any proxy or proxies for the annual meeting that were given before this proxy.

     This proxy will be voted as directed by the undersigned shareholder.

     Unless contrary direction is given, this proxy will be voted for the election of the nominee listed in Proposal 1 and in accordance with the determination of our board of directors as to any other matters. The undersigned shareholder may revoke this proxy at any time before it is voted by delivering either a written notice of revocation for a proxy card that you previously submitted or a properly executed proxy card bearing a later date to Matthew Hale, our Chief Financial Officer, by re-voting by telephone or on the Internet, or by attending the annual meeting and voting in person. The undersigned shareholder hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement.

     If you receive more than one proxy card, please sign and return all cards in the accompanying envelope.

(Continued and to be dated and signed on the reverse side)

PROXY VOTING INSTRUCTIONS

TO VOTE BY MAIL

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)

Please call toll-free 1-800-PROXIES and follow the instructions. Have your control number and the proxy card available when you call.

TO VOTE BY INTERNET

Please access the web page at “www.voteproxy.com” and follow the on-screen instructions. Have your control number available when you access the web page.

YOUR CONTROL NUMBER IS _______________.

Please Detach and Mail in the Envelope Provided.

☒ Please mark your votes as in this example.

1.	To elect one director for a three-year term expiring in 2005 (Proposal 1).

FOR the nominee listed at right ☐	WITHHOLD AUTHORITY to vote for the nominee listed at right ☐	Nominee: David C. Hodgson

2.	The proxies are authorized to vote on any other business that properly comes before the annual meeting or any adjournments of the meeting, in accordance with the determination of our board of directors.

Date:

Signature(s) of Shareholder or Authorized Representative
NOTE: Please date and sign exactly as your name appears on this proxy card. Each executor, administrator, trustee, guardian, attorney-in-fact and other fiduciary should sign and indicate his or her full title. When stock has been issued in the name of two or more persons, all should sign.